Exhibit 10.46

FIRST AMENDMENT TO WARRANT AGREEMENT 07-015

This First Amendment to the Warrant Agreement (the “First Amendment”) is made and entered into effective as of January 24, 2008 (“Effective Date”) by and between the XsunX, Inc., a Colorado Corporation ("Company"), and Jeff Huitt , an individual (“Optionee”).  The Company and or the Optionee hereinafter may be referred to individually as a “party” and collectively as the “parties.”

RECITALS

A.           The Company and Optionee are parties to that certain Warrant Agreement #07-015 effective January 26, 2007, as amended (“Agreement”), under which the Company provided Optionee with a grant of warrants to purchase common stock of the Company in accordance with the terms and conditions set forth therein.

B.           The Company and Optionee now wish to amend the Warrant Agreement as of the Effective Date in accordance with the terms set forth herein.

NOW THEREFORE, in consideration of the foregoing Recitals, which are made a part of this Amendment, the mutual covenants, agreements, and representations contained in this Amendment, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

AGREEMENT
1. AMENDED TERMS.

1.1           Section 3(i) (a) Exercise of Option of the Agreement which currently states:

“(a)           This Option shall become exercisable in the amount of 50,000 shares for each of the first two sales/licensure of an XsunX system.”

Is amended and replaced by the following language:

“(a)           This Option shall become exercisable in the amount of 100,000 shares upon the first sale and delivery of an XsunX solar module.”

2. MISCELLANEOUS.

2.1.           Counterparts.  This First Amendment may be executed in two or more counterparts, each of which will be deemed to be an original copy of this First Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.  Facsimile signatures shall be effective as original signatures.

2.2.           Binding Effect.  This First Amendment shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

2.3.           Entire Agreement and No Oral Amendment.  This First Amendment constitutes the entire and exclusive agreement of the parties with respect to its subject matter and supersedes any and all prior or contemporaneous oral or written representations, understandings, or agreements relating thereto.  Without limiting the foregoing, the parties expressly affirm that each term and provision of the Agreement and remains unchanged except as specifically modified by the First Amendment.  This First Amendment may be modified, supplemented or changed only by an agreement in writing which makes specific reference to this First Amendment and which is signed by the parties.

IN WITNESS WHEREOF, the parties by their signatures hereto have caused this First Amendment to be effective as of the Effective Date.  The persons signing below warrant their authority to sign the First Amendment on behalf of the Company and Optionee, respectively.

XsunX, Inc.		Optionee

By:	/s/ Tom M. Djokovich	By:	/s/ Jeff Huitt
	Tom M. Djokovich, President		Jeff Huitt